Exhibit 99.2

DG FASTCHANNEL

Moderator:  Scott Ginsburg

11-12-07/7:00 am CT

Confirmation #21355191

DG FASTCHANNEL

Moderator: Scott Ginsburg

November 12, 2007

7:00 am CT

Operator:                                                                      Ladies and gentlemen, thank you for standing by and welcome to the DG FastChannel Third Quarter conference call.

During the presentation, all participants will be in a listen-only mode and afterwards we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star 0.

And as a reminder, this conference is being recorded Monday, November 12, 2007.

And I would now like to turn the conference over to Mr. Scott Ginsburg, Chairman and CEO.

Please go ahead, sir.

Scott Ginsburg:                                     Thank you, Operator. And welcome, everyone, to the call.

Before we proceed further, I would like to ask Omar to read the Safe Harbor language.

Omar Choucair:                                  Our discussion with you today may contain certain forward-looking statements relating to the company, including the expansion of its digital distribution network and the demand among certain clients for digital, audio, and video media services and its expectations for the merger with the Point.360 ads media services business, the acquisition of GTN, and the strategic alliance with Viewpoint Corporation.

These statements are based on the economic and market conditions as of November 11, 2007 and assume no material changes in economic conditions or other major world events.

The company can give no assurance as to whether these conditions will continue or if they change, how such changes may affect the company’s current expectations.

While the company may from time to time revise its outlook or issue updated guidance, it assumes no obligation to do so. Listeners are further cautioned that these forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected.

These and other risks relating to DG FastChannel are set forth in the company’s filings with the Securities and Exchange Commission.

Today’s call and web cast include non-GAAP financial measures with the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.

Scott Ginsburg:                                   Okay, Omar, thank you and thank you everyone for participating in this morning’s call.

We are hosting our call a little earlier than usual as we are presenting at Oppenheimer’s Third Annual Digital Media Conference a little later this morning.

As outlined in today’s release, DG FastChannel reported excellent third quarter 2007 results that reflect continued business success as we serve the advertising, syndication, news, and video news release communities with digital media solutions.

We have quickly developed best-of-breed media solutions and made them available to more advertisers and agencies, content providers in general. Additionally, we are pursuing significant operating synergies and cost efficiencies from our recent acquisitions.

Today we reported record third quarter revenues, EBITDA, operating income, and EPS. As we look at our consolidation of the two new businesses into our current operating model, it indicates today that we have acted on $6.3 million of annual operating synergies and we expect to realize the upper end of our $6 million to $8 million of projected annual operating synergies.

The growth and the success brought to the company through the recent corporate activities drove the seventh consecutive quarter of year-over-year EBITDA growth.

We are reaffirming our 2007 and 2008 financial guidance. Ongoing significant upgrades to our information systems and software development departments and systems continue to be made and we continue to work on our rollout of a new interactive online advertising service with our strategic partnership with Viewpoint.

We will discuss all these efforts in greater detail shortly, but first let me ask Omar to review the second quarter ‘07 financial results in some detail.

Omar Choucair:                                  Good morning. I want to join Scott in thanking everyone for today, participating in today’s early call.

For the three months ended September ‘07, DG FastChannel reported consolidated revenues of $25.1 million compared to consolidated revenues of $18.8 million in the year-ago quarter.

As mentioned in today’s press release, we closed on Point.360 ads effective on August 14th and GTN ads on August 31st during the most recent quarter.

Third quarter 2007 reported consolidated EBITDA with $7.8 million versus 2006 Q3 EBITDA of $4.6 million, representing a 71% increase on a year-over-year basis.

In the third quarter of ‘07, we reported net income of $2.1 million, or 12 cents per net income per share versus a net loss of $4-1/2 million or 35 cents loss per share in Q3 of ‘06.

Gross margins in the second quarter were approximately 56% compared to Q3 ‘06 margins of 50%. This achievement highlights our continued operating leverage from our business as we drive higher revenue and the progress we’ve made in executing our integration plan.

Q3 EBITDA margins were 31%, again reflecting the fixed cost nature of our digital network and our ability to drive significant EBITDA through incremental revenue growth.

Interest expense during Q3 of ‘07 was $932,000 versus interest expense of $762,000 in the year-ago quarter.

We recorded non-cash stock compensation expense of $122,000 during Q3, which reduced our EBITDA for the period.

Turning to the balance sheet, our outstanding debt of $53.8 million was comprised of both term and revolving bank debt. We currently have approximately $31 million of unused revolver capacity and we have approximately $17.9 million of cash at the end of September 30, 2007 quarter.

We incurred CAPEX totaling approximately $1 million during Q3 of ‘07.

I also want to point out as previously disclosed in this morning’s announcement that in the second quarter of 2007, DGIT recognized a non-cash gain of approximately $900,000 relating to the settlement of a dispute between one of our subsidiaries and Pathfire in connection with our purchase of Pathfire in June of ‘07.

Upon further review of the accounting for this, we determined that the purchase accounting guidance and EITF 0401 was not appropriately applied.

As such, we will restate the second quarter of ‘07 results to eliminate the non-cash $900,000 gain, which was recorded in other income, and the related tax effect and recording adjustment to reduce good will on the balance sheet. And this will result in a 3-cent per diluted share reduction in the EPS for the period.

Additionally, this adjustment did not impact the reported revenues, EBITDA, or operating income for the second quarter.

Finally, we expect to record GAAP taxes using an effective tax rate of 40% in ‘07. And this tax provision should not result in the payment of regular cash taxes during 2007.

Scott?

Scott Ginsburg:                                   Thank you, Omar.

As Omar’s review and my opening remarks indicate, the third quarter was a very busy and productive period for DG FastChannel.

Our completed acquisition with Point.360 ads media services operations and acquisition of GTN ad services division demonstrate our strong commitment to the advertising media services industry.

Also, our continuing integration of Pathfire into the DG FastChannel networks indicates our - and demonstrates our strong commitment to long form programming as well.

Our strategic alliance with Viewpoint sets the stage for our move into a new, growing, and the potentially massive market of online video advertising.

A little bit on the high-def update, we’ve seen increased demand for high-def services resulting in approximately $3.6 million of year-to-date reported HD revenues through 9/30/07.

We continue to invest in upgrading our regional service facilities to manage our customers’ growing demand for HD services.

As we look through 2008, we are getting commitments from a number of our customers to send their files in an HD format and distribute HD advertising. And as everybody knows, we are not that far away — only 64 weeks away from when the networks and from the TV stations will be broadcasting in digital formats as they take on the FCC and congressional mandate to switch over.

We believe that our current financial models will realize a very positive benefit from the ongoing shift to HD commercials. We have estimated each 1% transition from standard definition to high definition deliveries given the current mix of electronic and physical deliveries could result in approximately $3 million to $5 million incremental revenues.

Let me talk a little bit about our Viewpoint strategic service offerings. Our online video Internet service offering powered by Viewpoint’s Unicast platform will enable brands and advertisers to turn their traditional and broadcast video assets into cutting-edge display ads that are pre-certified across thousands of web sites.

As we have looked at this service, we believe that the most valuable asset that’s created by a (brand or an) agency is their broadcast TV spot and that if we can repurpose that spot and send it across different platforms and particularly as we move towards the Internet and mobile advertising that we would have a winning and successful service.

We have worked closely with the Viewpoint Corporation to get this up, running, and then adopted by our clients. And in Viewpoint’s conference call last week and in my conference call today, we can tell you that we’ve got two or three large wins there.

We believe that later this month, Warner Brothers will begin rolling out their home video using our mutual solution and that would be on behalf of the Harry Potter movie.

A little bit of a technology update; we continue to upgrade our spot central order management systems to provide the best advertising workflow solutions for our customers.

We are upgrading our proprietary digital media asset management system (ad gallery). We have made significant investments and upgrades to our IT, IS, and software development groups and we are shifting a portion of our software development offshore to accelerate our new tools solutions to the marketplace.

Let’s move on to our 2007 and 2008 outlook.

On a full-year basis, assuming the acquisition of Point.360 ads media distribution services operations, GTN ads service acquisition, operations were effective — I’m - we’re getting a lot of noise, Operator. Are you on the line?

Operator:                                                                    Yes, I am standing by.

Scott Ginsburg:                                   What is that noise, please?

Operator:                                                                    I’m not sure. The - it’s very clear for the participants. We’re not hearing noise.

Scott Ginsburg:                                   Okay, thank you very much.

Operator:                                                                    Thank you.

Scott Ginsburg:                                   On a full-year basis, assuming the acquisition of Point.360 ads media services operations, GTN ads services acquisition and Pathfire operations were effective as of January 1, 2007, and reflecting anticipated revenue and expense synergies, we expect one, 2007 pro forma revenues will approximate $110 million to $113 million and 2007 EBITDA is expected to be in the range of $37 million to $39 million; 2008 revenues will approximate $122 million to $126 million and 2008 EBITDA is expected to be in the range of $41 million to $44 million.

We are reaffirming those numbers today and we believe that should everything continue to operate normally in our business and looking forward to next year’s Olympics, the election, the presidential election, and our continued success with HD content moving through our networks, we think these numbers can be relied upon.

With that, Operator, I’d like to proceed to Q&A.

Operator:                                                                    Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. And you will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. And if you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Scott Ginsburg:                                   I think it’s the Operator.

Operator:                                                                    Thank you.

And the first question comes from the line of Rich Ingrassia from Roth Capital Partners. Please proceed with your question.

Richard Ingrassia:                      Thanks. Good morning, everybody.

Scott Ginsburg:                                   Hey, Rich. Are you on the East Coast or West Coast?

Richard Ingrassia:                      West Coast. Thanks for the wake-up call.

Scott Ginsburg:                                   Hey.

Richard Ingrassia:                      Just to be clear on guidance, Scott, this is actually in fact the first time you’ve given specific ‘08 guidance, right, beyond the pro forma ‘07 guidance?

Scott Ginsburg:                                   Well, this is guidance. And it is a bit pro forma yet because we still have another we believe two quarters to incorporate the additional synergies that we’ve found in operating the three - Pathfire, GTN, and Point.360’s businesses.

So while we’ve taken action on them, as we said on about $6.3 million up until this time, we expect further action of another $1.7 million at least. Those will not be - well, we’ve - we’re working on those, it will be fully incorporated into our numbers by the end of second quarter.

Richard Ingrassia:                      Okay.

But if I take the midpoints of the guidance here in the press release, it looks like EBITDA margin is roughly flat from ‘07 to ‘08. But I would expect that’s probably the least case scenario?

Scott Ginsburg:                                   We are giving them what we like to call a minimum performance budget here.

Richard Ingrassia:                      Okay, fair enough.

And then on Viewpoint, they in fact reported decent results for the quarter themselves. To what extent do you think that was due to any relationships DG made available to them via the co-marketing agreement?

Scott Ginsburg:                                   I would suggest to you that I’d want you to talk to Viewpoint directly. But my view of it is that we are just getting geared up now. The adoption of our mutual product is coming with the Warner Brothers, which we’ll have a more specific general release on that I believe later this week.

But I think it’s a wonderful opportunity for us. It’s our first customer. The contract value is in the six figures. And I think that it’s demonstrative if we can do this with one client and get the adoption, then we have really literally hundreds of clients and it could be a nice upswing for us as we project 2008.

I don’t think that Omar put a significant amount of reliance on our projections for next years on the adoption of this and it’ll just be a little bit of extra frosting on the cake for us given the HD adoption next year, the presidential election, and the Olympics.

Richard Ingrassia:                      Okay, so that as far as Viewpoint is concerned, those numbers are all theirs for the third quarter?

Scott Ginsburg:                                   Yes.

Richard Ingrassia:                      Okay.

And then last question, but this is the hundred-million dollar question, I guess; would you consider any other use for the cash and the credit besides the widely held assumption that it’s for M&A? For example, I mean, with the consistent cash flow, would you ever consider a dividend to common shareholders?

Scott Ginsburg:                                   No, we haven’t really explored a dividend. The company has enjoyed tremendous success, as you well know. This is our seventh quarter of continuing progress on our EBITDA number.

Fourth quarter is off to a very good start and we think that we’ll enjoy continued success on our EBITDA line and managing our cash and cash flow.

As far as dividends are concerned, you know, the question there is that a dividend’s probably appropriate if you - if you’re really at the end of your growth cycle. And I don’t think that DG FastChannel meaningfully is at the end of that or even begun to see the end of that growth cycle.

So while I would never refuse a dividend, we’d never refuse to consider a share buyback if it were appropriate, we certainly at this point don’t have contemplated an annual dividend for 2008.

Richard Ingrassia:                      So really all earmarked for potential M&A?

Scott Ginsburg:                                   I think we would look for opportunities to continue our growth. And particularly as we look at our platform and we’re able to take care of old world media, which is newspaper, traditional media, which is radio, TV, cable, and those - the networks that serve those industries, we’re really looking now towards new media, which is the Internet and video on-demand and mobile, which can be anything from a handheld telephone to going down the elevator to being in a movie theater, to pumping some gas and seeing a screen there.

Wherever video advertising has to be delivered, DG FastChannel needs to continue to build the platform. We have the order entry system. We have the customers, and we need the products to serve those customers.

Richard Ingrassia:                      Okay. Thanks, Scott.

Scott Ginsburg:                                   Thank you, Rich.

Operator:                                                                    Thank you.

And the next question comes from the line of David Cohen from Midwood Capital. Please proceed with your question.

David Cohen:                                             Hi guys. Good morning.

Men:                                                                                          Good morning.

David Cohen:                                             You - Scott, did you say that your - by your calculation, given current mix, each 1% shift in AC equals what kind of incremental revenue according to your model?

Scott Ginsburg:                                   Well, our model indicates that there’s a percentage right now that we look at that moves by physical delivery and a percentage that moves by electronic delivery.

As we move forward, we’ll see more and more of our HD revenues come in through an electronic delivery rather through physical. But on our current model in which we’re delivering most of our material through non-electronic means, physical means, we believe that each 1% conversion is equal to $5 million of additional revenues to the company.

David Cohen:                                             Okay.

And if you look, you know, say Q3 versus the start of the year, what kind of shift have you seen in percent of traffic that’s gone to digital or electronic delivery versus physical delivery in the HD space?

Scott Ginsburg:                                   Well, you know, that - I’m not sure it’s that significant, David, in terms of we’re - what we’re looking at now is that there’s more and more TV stations turning on their HD capacities.

There is - we’re working with well over 100 networks currently to get them up and running on our electronic solution. And we think that as we move to the future, we’ll see more electronic deliveries.

But the numbers we used was - were that there would be about a $5 million delta for each 1% additional HD traffic. So if you want, that’s another way of saying this year, we think about 1%, maybe slightly more, will be HD compared to where we think we’ll be next year and the year beyond, which is more and more of that traffic going in the HD mode.

David Cohen:                                             Okay.

So it’s only - so I guess it’s two questions — the shift, it’s from standard def to high def and you’ve only - you only sort of see that as being at a very low level, so there’s still a lot of upside. And then still today more physical delivery of that HD, of HD spots versus an electronic delivery?

Scott Ginsburg:                                   That’s correct.

David Cohen:                                             Okay. Thanks, guys.

Operator:                                                                    Thank you. And the next question comes from the line of Darren Aftahi from ThinkEquity. Please proceed with your question.

Darren Aftahi:                                          Good morning, guys.

Scott Ginsburg:                                   Are you in Minneapolis?

Darren Aftahi:                                          Yes, I am.

Scott Ginsburg:                                   Cold?

Darren Aftahi:                                          So a couple of questions here. I just want to be clear.

So in your prepared remarks, you talked about 1% implying $3 million to $5 million of HD growth. I mean, is it $3 million? Is it $5 million? I’m just trying to get my handle around - my arms around your ‘08 guidance.

Are you guys seeing anything in, you know, subprime, a softening economy that would imply a more conservative estimate, you know, for advertising going into ‘08? I’m just trying to get my arms around margins and things of that nature for your ‘08 EBITDA guidance.

Scott Ginsburg:                                   Our visibility into ‘08 revenue really does not give us enough information to know whether the subprime and the pronouncements by the Federal Reserve and whether we’re going to lower interest rates and what the dollar’s doing.

We had to take our experience based on an election year cycle, Olympic cycle, and what we’re seeing in terms of HD adoption on behalf of our advertisers, content providers, and how we’re moving it through the network.

You know, we didn’t - our advertising community is so diverse that no one sector right now is controlling and certainly not the mortgage universe. It does not control in any way - it has no real significant impact directly on the number of commercials and our - that we are able to distribute or the other content that we distribute through our Pathfire network.

Darren Aftahi:                                          Okay.

And then two other questions; one, what was the organic growth in the quarter?

Omar Choucair:                                    Hey Darren.

During Q3, when you look at the year-over-year or pro forma revenue growth, the number was basically flat. And the reason it was basically flat is that in the Q3 period of 2006 that was probably our most significant - well, one of the significant quarters along with Q4 in terms of political advertising in 2006.

And I think we had already mentioned this in the previous calls during 2007 over the last three quarters that we were up against some pretty difficult comps during Q3 and in Q4. So actually we’re pretty happy that, you know, during Q3, we were basically at a flat number.

Scott Ginsburg:                                   And in fact, I think we said something else, Omar. I think we said that it’d be the first year that in a non-election year our organic revenues would be higher than they were in a - compared to a political year that we had actually for the full year, our revenues would be higher.

And so that’s also an anomaly for us. And it’s a very good and positive sign for us.

Darren Aftahi:                                          And then in terms of absolute dollar HD revenue, remind me. It seemed like it flattened quarter on quarter. Is that correct?

Scott Ginsburg:                                   That’s correct.

Third quarter, as you will recall, Darren, is the - is really the summer season. And so when you say it flattened, we had a little more than $1 million in each of the second and third quarters.

And then as we approached fourth quarter, we’ve made a statement today that we see a really good start to the quarter and we think it’s trending up again as we hit additional stations and additional programming adopting the HD mode.

Darren Aftahi:                                          So, I mean, we can infer from what you’re saying that it’s more seasonal than anything on a reversal on the HD front?

Scott Ginsburg:                                   Well, I think, you know, the issue of summer reruns and is - and what kind of copy was coming from the advertisers is true.

And also our - a lot of our advertisers were - have - during the year have been going through their workflows and if you want to call it proof of concept, but making sure that they can get their HD commercials shot, finished, and distributed and then played over the air in HD.

That’s been an ongoing process so that virtually every one of our top advertises now have gone through that entire process some time during the year 2007 so they’re ready for 2008 and beyond.

Darren Aftahi:                                          And then finally, so you have your partnership with Viewpoint. But, you know, a lot of the major (CDNs) are talking about migrating traffic to high def going forward in the battle for the living room.

I mean, are you guys pursuing any relationships with people like Akamai or Limelight or Level 3 in terms of essentially being a digital ad network with those parties?

Scott Ginsburg:                                   You know, we are having a number of discussions. And unfortunately, I’m not privileged to tell you exactly who we’re having discussions with.

But we do see DG FastChannel having to move from our media services business in which we’re distributing ads to traditional and to old world media and moving now more into a - the position of being able to either serve these ads to others or through our relationship with Viewpoint and others to be more of an ad-serving network.

Darren Aftahi:                                          Okay, great. And nice win by the Cowboys.

Scott Ginsburg:                                   Thirty-one-20, I think. Thanks, Darren.

Operator:                                                                    Thank you.

And as a reminder, if you’d like to register for a question, please press the 1 followed by the 4 on your telephone.

And the next question comes from the line of Swaraj Chowdhury from Dalton Investments. Please proceed with your question.

Swaraj Chowdhury:              Good morning.

You said your EBITDA for the quarter was $7.8 million. Would you - can you take me through what was the interest, CAPEX, and taxes for this quarter?

Omar Choucair:                                    Sure.

The CAPEX was roughly $1 million…

Swaraj Chowdhury:              Mm-hm.

Omar Choucair:                                    …for the quarter and the interest was approximately $950,000. And the depreciation and amortization…

Swaraj Chowdhury:              Mm-hm.

Omar Choucair:                                    …amount was roughly $4.0 million.

Swaraj Chowdhury:              And you paid no cash taxes for this quarter?

Omar Choucair:                                    I think we paid some - our estimated AMT, which is the alternative minimum tax.

Swaraj Chowdhury:              Mm-hm. Okay.

Omar Choucair:                                    And you may remember that the company has a significant number of net operating loss carry forwards.

Swaraj Chowdhury:              Mm-hm.

Omar Choucair:                                    And so the company is just in the mode of paying AMT tax instead of a regular taxpayer.

Swaraj Chowdhury:              Okay.

And the guidance that you have given for 2008, what kind of - you know, you have done a lot of acquisitions in the last few months. What was the organic growth you are assuming between 2007 and 2008 in all of these businesses?

Omar Choucair:                                    I think when you look at all the businesses, it was - if you just look at the range of the numbers that we have, it was…

Swaraj Chowdhury:              Mm-hm.

Scott Ginsburg:                                   Eight to 10%.

Omar Choucair:                                   Yeah, I was going to say almost a double-digit revenue growth.

Swaraj Chowdhury:              Organic growth (unintelligible) of all businesses?

Omar Choucair:                                   That is correct. That’s on an apples to apples, on a pure - if the companies were in both 2007 and 2008 for the full 12 months.

Swaraj Chowdhury:              Okay.

Give me a little more detail about your balance sheet. You said your total debt right now is $54 million and cash is about $18 million. Is that debt of $54 million is after all acquisitions and assumed debt of those acquisitions? Or it is going to rise from here?

Omar Choucair:                                    No, that outstanding debt of $54 million is reflective of all the transactions that have been closed at the end of September 30 of 2007.

Swaraj Chowdhury:              Mm-hm. Okay.

Omar Choucair:                                    And it’s comprised of a revolver and a term loan. And it - there - it’s a five-year term loan.

Swaraj Chowdhury:              Right, right.

And also you filed a shelf registration for issuing more stock and also you negotiated a new credit facility. You know, looking into that, it looks - you are planning to raise a very substantial amount, in excess of $100 million.

What is the objective of this? And what kind of opportunities that you think you will be going for?

Omar Choucair:                                   Well, let me take it in two parts.

I think from a company, as Scott mentioned, we haven’t reached the end of our growth cycle. I think from a financial point of view, from the CFO’s office, I think a company always wants to have as much flexibility as possible.

And in terms of filing the shelf, we’ve always had a - I guess an unwritten policy that we always want to have a shelf available.

And since we were in the SEC all during the summer with the Point.360 transaction, we really weren’t able to file the shelf after we had pulled it down a year ago.

Swaraj Chowdhury:             Mm-hm.

Omar Choucair:                                   So I think from my perspective, we had an opportunity to take advantage of the capital markets in the summer, which obviously those markets have tightened a bit.

So we were glad that we were able to take care of the balance sheet and clean up the capital structure with our credit facility. And then we just need to always have availability under a active shelf.

Swaraj Chowdhury:             Okay.

So when do we get to know that you are planning something? Will it be, you know, first quarter of ‘08, do you think, or before that?

Omar Choucair:                                    It’s really hard to talk in terms of timing.

As Scott mentioned, there’s a - the timing is always something that we just need to be prepared for. And I think as long as the company continues to generate EBITDA and generate free cash flow, then I think we’ll be in a good position.

Swaraj Chowdhury:              Right.

But you - the debt on the balance sheet is rising. What level of debt-to-EBITDA you are comfortable with? I mean…

Scott Ginsburg:                                   Let’s be clear about one thing. The coverage of our debt has been going down steadily over a period of two years…

Swaraj Chowdhury:             Okay.

Scott Ginsberg:                                    …in terms of our debt-to-EBITDA.

Swaraj Chowdhury:             Okay.

Scott Ginsburg:                                   It’s not rising. You - what - the total debt may be rising, but not the comparison of EBITDA to total debt.

Omar Choucair:                                   Yeah.

And just to accent what - on Scott’s comment, at the end of September, our debt-to-EBITDA is about 1.5 times, which in terms of historically looking at the company, that’s a very low debt leverage in terms of looking back over the last two or three years.

So we feel confident with our banking group and we feel confident with the model that we have going forward.

Swaraj Chowdhury:              So you are comfortable with constantly changing capital structure because of the dilution of stock and increased debt because you are on a growth cycle. But you feel comfortable at the end ‘07 that you are at your desired levels.

Scott Ginsburg:                                   Well, you know, you’re asking us do we do an accretion analysis before we buy something or before we take on debt or before we issue securities. And the answer to that is obviously we do.

This is - there’s two issues always inside of any growth company. And that is is there - is this part of building an enterprise or is this part of building shareholder value?

And I can assure you that shareholder value comes first and - in all our considerations.

Swaraj Chowdhury:              Okay, that’s nice to hear.

Okay, my - another question I had was I think at the beginning of 2007 and because your business is highly fixed-cost in nature, we understood that around $50 million or $52 million is your total fixed cost of operating your business and anything above that is, you know, straight, comes to the profit line.

After all of these acquisitions, where does that fixed cost number goes up to? Any approximate number will do.

Omar Choucair:                                   Right.

I mean, I think in terms of looking at what we reported for 2007 or looking at what we reported for 2008, I think that number is around $72 million to $75 million…

Swaraj Chowdhury:              Okay.

Omar Choucair:                                    …somewhere in that range.

Swaraj Chowdhury:              Okay, fine, okay. That helps.

And your HD revenue is really not rising that fast as we were thinking. Is there any particular reason for that? Or you think it will take a little longer?

I want to know about the pricing of HD. Are you been seeing - you know, in volume and pricing basically, are you are seeing decline in pricing and rise in volume or rise in both? What are you observing? The total level is too small, that’s what I think.

Scott Ginsburg:                                   I’m not sure what your opinion is, but I - we see the HD volume’s rising. We see the prices that we’re charging holding steady. We see increased demand in 2008.

And as I mentioned, we’re now within 63 weeks or 64 weeks of the HD standard so - being fully adopted and the analog signals having to be forfeited back to the government.

So there’s, you know, we’ve been tested a number of times on our view of when we’re going to get this revenue, how it’s going to affect our model. And, you know, it’s - for us, it seems like an eternity. But if you really look year over year, things have gone extremely well.

You know, the - we’re the ones establishing the standards, meaning our company establishing the standards between the advertising community and the broadcasters, between the content providers on behalf of syndication.

Recently I think during the third quarter, we began sending Two And a Half Men in syndication out to almost 40 TV stations for the first time. And so I think the HD experience is going extremely well.

Swaraj Chowdhury:              Right. Okay.

And my last question is your NOLs, and how much it is right now and how long you think you won’t be paying taxes, I mean, full taxes?

Omar Choucair:                                    I think at the beginning of the year, the company had combined between $80 million and $85 million to $90 million of NOLs. And I think we’ll continue to be able to utilize those NOLs over the next five to six years.

Swaraj Chowdhury:              Okay. Okay. Thanks a lot.

Omar Choucair:                                   Great questions.

Operator:                                                                    Thank you.

And the next question comes from the line of Tom Eagan from Oppenheimer. Please proceed with your question.

Thomas Eagan:                                    Great. Thank you very much. Hey Scott, Omar.

Two quick questions — I guess, Scott, could you talk about what you may expect in terms of the increase in the volume of ad units in 2008 with the Olympics and the elections?

And then I have a follow-up. Thanks.

Scott Ginsburg:                                   I’m not sure that we have an exact view of the number of units, Tom, and have put that anywhere in our models before or after. We look at this as, you know, the advertisers, how active we think they’re going to be and in which quarter.

So we have some decent views but they are not 52-week contracts in which we can really chart that out specifically by week, by month, and by quarter.

What we know is is that a number of our advertisers intend to distribute in 2008 all of their material in HD and as opposed to 2007 in which they were getting started or sporadically did a proof of concept or as football season got started for fourth quarter immediately got more involved in HD.

With respect to the election cycle, in - four years ago, well, I should say not four years ago; three years ago, which will be four years ago next year, we distributed the preponderance of the political advertising on behalf of both the Democratic Party and Republican Party for national and statewide elections.

So we anticipate based on our conversations with our customers that that will occur again.

As you well know, all these primaries are heating up a little earlier they - than they did in the last election cycle. And of course, that’s a good thing for us. And we also know there’s going to be record fundraising for media this year, this election year. And again, that’s a good thing for our business.

Thomas Eagan:                                    Great, thanks.

And then, you know, Scott, you mentioned, you know, VOD and mobile. I guess if you could just talk a little bit about like mapping out the next couple of years. Is ‘08, for example, is that the year for online or for HD? And then is ‘09 really a VOD and mobile?

Scott Ginsburg:                                   I think in terms of revenue growth, that’s true.

I think 2008 and 2009 we’re going to continue to see a nice ramp-up of our HD business. At the same time, we’re - we have shifted the company’s resources extensively towards our digital asset management and our multi-platform distribution.

And the way we’ve done that is is that we’ve literally changed everything about our IT/IS structure, our software development, and the products that we’re developing for the industries affected.

We now have almost 100 people working full time, whether they be in our Dallas or Atlanta offices or now over in Bangalore in our offshore development.

And that gives us the flexibility to get our software, which is our order entry software, our digital asset management software, and our distribution to be able to tie all this together so that I think 2009 would be more of our accelerated growth rates on behalf of the online and the advertising and mobile advertising and so forth.

Having said that, I think that you can’t underestimate — and of course as you know, Omar and I don’t overestimate — the impact of HD revenues. And it’s just getting closer and closer to that moment when I think our - we will see some significant revenue enhancements.

When we look at our revenue models, as you can see, we’re moving it more from a static revenue model up to more of a dynamic revenue model, showing what we’re willing to commit to for our minimum performance for next year.

And we think it shows 8% to 10% revenue growth and it shows a high-teen EBITDA growth. So the company for the first time in its history has now made a projection and we think that we’ll be able to meet those projections as minimum performance standards.

Thomas Eagan:                                    Great. Thank you very much.

Scott Ginsburg:                                   Thank you, Tom.

Operator:                                                                    Thank you. And we have a follow-up question from David Cohen from Midwood Capital. Please proceed with your question.

David Cohen:                                             With the series of acquisitions you’ve made, would you say that it’s changed the sort of nature, the degree of the operating leverage in the business? If - so as I look at the say 2007 or 2008 revenue change versus the EBITDA change, if - given it - is that - has that been affected by the mix that you have now, like these new businesses, Pathfire, Point.360 actually given their maybe more variable cost structure compared to the - sort of your core DG platform?

Scott Ginsburg:                                   I think that if you look at the Pathfire model, it is not as robust an economic model as the advertising distribution business.

And we’ve been talking extensively both internally and externally to our customers, to the TV station groups, and internally on changing that business model.

And we’ve begun to take action this quarter after having our arms around that business for about three or four months on streamlining that business, David.

And I think that no, it does not have the economics that our advertising distribution business does and that has retarded slightly our EBITDA margins overall for our business.

But having said that, I think that our - as we look to the future again with the ability to distribute HD advertising through that series of relationships and with our technology, we think we can significantly change the dynamics of that business.

David Cohen:                                             Okay.

And another follow-up — on the Point.360 business that you acquired, have you made meaningful - since they didn’t have a network of their own in that business, have you made a meaningful shift of the volume of their traffic that flows electronically versus via tape?

Scott Ginsburg:                                   Well, you know, we have to deal with customer transitions. And as we have with each of our other acquisitions, the most important thing we need to protect is our customer list.

And the way we do that is by, you know, getting very up close and personal with the customers, make sure they understand the transition, everything from rate cards to how they want to ingest their media to how they want to get it distributed over our electronic network.

And so that’s an ongoing process during fourth quarter and first quarter of next year. And we would expect by the end of second quarter to have all that traffic fully adopted inside of one our electronic networks.

David Cohen:                                             Great. Thanks.

Scott Ginsburg:                                   Thank you.

Operator, we need to move on to a meeting, so what we would like to do at this point is again thank everybody very much for their questions and answers. Thank you for being here early this morning and on somewhat short notice. And we look forward to reporting back to you further on our plans and results we are achieving.

We are presenting at Oppenheimer’s Third Annual Digital Media Conference at 9:50 am Eastern Time and there’s an - a web cast of that presentation at www.dgfastchannel.com.

And again, thank you very much. We look forward to talking to you - each and every one of you again very soon.

Operator:                                                                    Thank you.

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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